Exhibit 10.10.24

Form of Stock Option Agreement
For Non-U.S. Employees
Under the Teradata 2012 Stock Incentive Plan
(Non-Statutory Stock Option)

You have been granted an option (the “Option”) under the Teradata 2012 Stock Incentive Plan (the “Plan”) to purchase a number of shares of common stock of Teradata Corporation (“Shares”) at the price per Share as described on the stock option information page on the website of Teradata’s third party Plan administrator, subject to the terms and conditions of this Stock Option Agreement (this “Agreement”) and the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1.Your right to exercise this Option will expire on the tenth (10th) anniversary (the “Expiration Date”) of the date of grant of this Option (the “Date of Grant”), unless sooner terminated due to the termination of your employment as described below and in Section 17(n). If the Expiration Date falls on a Saturday, Sunday or holiday, it will be deemed to occur on the next following business day.

2.This Option will vest, and the vested Shares (“Option Shares”) may be exercised, in equal annual installments (subject to mathematical rounding performed by Teradata’s third party Plan administrator) over the four year period commencing on the Date of Grant, such that all of the shares represented by this Option shall be vested on the fourth (4th) anniversary of the Date of Grant. This vesting schedule is contingent upon your continuous employment with Teradata Corporation or any of its affiliate companies (collectively referred to in this Agreement as “Teradata”) as of and until each of the vesting dates. In the event your employment with Teradata terminates prior to the fourth (4th) anniversary of the Date of Grant, except as otherwise provided below, this Option will terminate with respect to the then unvested portions.

3.This Option will vest in full if you (a) die while actively employed by Teradata or (b) cease to be actively employed by Teradata as a result of a disability for which you qualify for benefits from the Teradata Long-Term Disability Plan or another long-term disability plan sponsored by Teradata (“Disability”). In such cases, this Option may be exercised until the later of (x) the third (3rd) anniversary of the date of death or Disability, or (y) the Expiration Date.

4.If your employment with Teradata terminates in connection with your Retirement (as defined in this Section 4), and not due to your death or Disability, the unvested portion of this Option will terminate and be forfeited, and the vested portion may be exercised until the earlier of (a) the third (3rd) anniversary of your Retirement, or (b) the Expiration Date. For purposes of this Agreement, “Retirement” means termination of your employment (other than (i) as a result of your death or Disability, (ii) for Cause, or (iii) following a Change in Control, without Cause or, if applicable to you, for Good Reason (as described below)) at or after age 55 with the consent of the Compensation & Human Resource Committee of the Teradata Board of Directors (the “Committee”), unless otherwise provided for by mandatory local law provisions.

5.Notwithstanding any provision in this Agreement to the contrary, in the event a Change in Control occurs and this Option award is not assumed, converted or replaced by the continuing entity, the Option shall vest immediately prior to the Change in Control. In the event of a Change in Control wherein this Option award is assumed, converted or replaced by the continuing entity, if Teradata terminates your employment other than for Cause or Disability during the twenty-four (24) months following the Change in Control, this Option shall vest in full immediately upon your termination of employment, and the Option shall remain exercisable until the later of (a) the earlier of the one (1) year anniversary of your termination of employment or the Expiration Date, or (b) the applicable date determined under Sections 3 and 4 above. If you are a

Exhibit 10.10.24

participant in the Teradata Change in Control Severance Plan, a Teradata Severance Policy or a similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control and you terminate your employment for Good Reason as so defined within twenty-four (24) months following a Change in Control, this Option shall vest immediately upon your termination of employment, and the Option Shares shall remain exercisable until the earlier of (a) the Expiration Date, or (b) the first anniversary of your termination of employment.

6.If your Teradata employment is involuntarily terminated for Cause at any time, this Option will automatically terminate and all unexercised vested and unvested Option Shares will be forfeited and will not be exercisable as of the date of such termination. Further, if your employment is terminated by Teradata for Cause, then, to the extent demanded by the Committee in its sole discretion and permitted by applicable law, you shall (a) return to Teradata all Option Shares that you have not disposed of that have been acquired pursuant to this Agreement, in exchange for payment by Teradata of any amount actually paid by you for the Option Shares; and (b) with respect to any Option Shares acquired pursuant to this Agreement that you have disposed of, pay to Teradata in cash the excess of (i) the Fair Market Value of such Option Shares on the date acquired, over (ii) any amount actually paid by you for the Option Shares.

7. In the event of a termination of your employment with Teradata for any other reason, including but not limited to reduction-in-force, this Option will automatically terminate, any unvested Options will be forfeited and the vested portion of this Option may be exercised no later than the earlier of (a) the 59th day after the date of termination of your employment or (b) the Expiration Date.

8.In the event that you die after your termination of employment by Teradata, but while this Option remains exercisable, this Option may be exercised, by your heirs or your estate, until the one (1) year anniversary of the date of your death, regardless of the Expiration Date.

9.By accepting this award, except to the extent that disclosure is required or permitted by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant provided such persons agree in advance to keep such information confidential and not to disclose it to others. The Option will be forfeited if you violate the terms of this Section 9. Notwithstanding the foregoing, nothing contained in this Agreement or any other Teradata agreement, policy, practice, procedure, directive or instruction shall prohibit you from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. You do not need prior authorization of any kind to make any such reports or disclosures and you are not required to notify Teradata that you have made such reports or disclosures. Nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to any Government Agency.

10.This Option will be cancelled if the Committee determines that you engaged in misconduct in connection with your employment with Teradata.

11.This Option shall be exercised in accordance with procedures established by the administrator of Teradata’s stock option program, including broker-assisted cashless exercises.
12.Regardless of any action Teradata or your employer who is a Teradata affiliate (the “Employer”) takes with respect to any or all income tax or withholdings, payroll tax, payment on account, social contributions, required deductions, other payments, or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by Teradata or the Employer to be an appropriate charge

Exhibit 10.10.24

to you even if technically due by Teradata or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Teradata or the Employer. You also agree that you solely are responsible for filing all relevant documentation that may be required of you in relation to this Option or any Tax-Related Items, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or exercise of this Option, the holding of Shares or any bank or brokerage account, or the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends. You further acknowledge that Teradata and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. You also understand applicable laws may require varying Share or Option valuation methods for purposes of calculating Tax-Related Items, and Teradata assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of you under applicable law. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Teradata and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to Teradata or the Employer, to satisfy all Tax-Related Items. In this regard, you authorize Teradata and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as Teradata may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)    withholding from any wages or other cash compensation paid to you by Teradata and/or the Employer;

(b)    withholding otherwise deliverable Shares to be issued upon exercise of the Option; or

(c)    withholding from the proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by Teradata (on your behalf pursuant to this authorization).

To avoid negative accounting treatment, Teradata may withhold or account for Tax-Related Items by considering applicable minimum and maximum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. You shall pay to Teradata and/or the Employer any amount of Tax-Related Items that Teradata and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. Teradata may refuse to honor the exercise and/or deliver to you any Shares pursuant to your Option if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Section 12.

13.Within a reasonable period after any vested portion of this Option is exercised, Teradata will instruct its transfer agent and/or third party Plan administrator to credit you or your successor with the number of Option Shares you exercised. Neither you nor your legal representative shall be, or have any of the rights and privileges of, a stockholder of Teradata in respect of any Shares purchasable upon the exercise of this

Exhibit 10.10.24

Option, in whole or in part, unless and until Teradata credits you with, or causes a credit to you of, such Option Shares.

14.You understand and agree that any cross-border cash remittance made to exercise this Option or transfer of proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide to such financial institution or agency certain information regarding the transaction. Moreover, you understand and agree that Teradata is neither responsible for any foreign exchange fluctuation between your local currency and the United States Dollar (US $) (or the selection by Teradata or the Employer in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of this Option (or the calculation of income or any Tax-Related Items thereunder) nor liable for any decrease in the value of Shares or this Option. In addition, the ownership of Shares or assets and holding of a bank or brokerage account abroad may subject you to reporting requirements imposed by tax, banking, and/or other authorities in your country, and you understand and agree that you solely are responsible for complying with such requirements.

15.This Option is not transferable by you other than by will or the laws of descent and distribution, and during your lifetime this Option may be exercised only by you or your guardian or legal representative.

16.As a recipient of this equity award, you recognize that you have access to highly confidential, proprietary and non-public information of Teradata and its customers, including strategic plans, customer lists, research and development plans, and other information not made available to the general public and from which Teradata derives value. For purposes of this Agreement, this information is defined as “Trade Secret Information.”
To protect Teradata’s investment in Trade Secret Information, and in exchange for the Option Shares, you agree that the following restrictions will apply during your employment with Teradata and, to the extent permitted by applicable law, for a period of twelve (12) months after the date that you cease to be employed by Teradata for any reason (the “Termination Date”) (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period):
(a) You will not, without the prior written consent of the Chief Executive Officer of Teradata, render services directly or indirectly to, or become employed by, any Competing Organization of Teradata (as defined in this Section 16 below) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, marketed, serviced or otherwise provided by Teradata to its customers and upon which you worked or in which you participated during the last twelve (12) months of your Teradata employment. (This restriction is specifically intended to protect the value of and Teradata’s investment in Trade Secret Information to which you had access as an employee of Teradata). NOTWITHSTANDING THE FOREGOING, THE RESTRICTION SET FORTH IN THIS SECTION 16(a) SHALL NOT APPLY IF YOU ARE EMPLOYED BY TERADATA IN CALIFORNIA.
(b) You will not, without the prior written consent of the Chief Executive Officer of Teradata, directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata to terminate his or her employment with or otherwise cease his or her relationship with Teradata. (This restriction is specifically intended to protect the value of the information you obtained while a Teradata employee regarding the skills, experience and knowledge of Teradata employees, which is Trade Secret Information, and Teradata’s investment in developing these employees). NOTWITHSTANDING THE FOREGOING, THE RESTRICTION SET FORTH IN THIS SECTION 16(b) SHALL NOT APPLY IF YOU ARE EMPLOYED BY TERADATA IN CALIFORNIA.

Exhibit 10.10.24

(c) You will not, without the prior written consent of the Chief Executive Officer of Teradata, solicit the business of any firm or company with which you worked during the preceding twelve (12) months of employment at Teradata, if such firm or company was a customer of Teradata, by using Teradata Trade Secret Information. (This restriction is specifically intended to protect the value of the identity of Teradata customers, their needs, interests, strategic plans, etc., all of which is Trade Secret Information you acquired as a Teradata employee with access to such information).

If you breach the terms of this Section 16, you agree that in addition to any liability you may have for damages arising from such breach, any unvested Option Shares will be immediately forfeited, and, to the extent permitted by applicable law, you agree to pay to Teradata the excess of (x) the Fair Market Value of any Option Shares that you acquired pursuant to the Option during the twelve (12) months prior to the Termination Date, over (y) the purchase price you paid to exercise the Option with respect to such Option Shares. The Fair Market Value of the Option Shares acquired shall be determined as of the applicable exercise date of the Option.

As used in this Section 16, “Competing Organization” means a person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by Teradata to its customers and is therefore a competitor of Teradata. This includes but is not limited to persons or organizations identified as a “Competing Organization” in a list prepared by the Chief Executive Officer of Teradata for the year in which your employment with Teradata terminates. This list is maintained by the Teradata Law Department.

17.In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by Teradata, it is discretionary in nature and it may be modified, suspended or terminated by Teradata at any time; (b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past; (c) all decisions with respect to future Option grants, if any, will be at the sole discretion of Teradata; (d) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time; (e) your participation in the Plan is voluntary; (f) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation; (g) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Teradata and which is outside the scope of your employment contract, if any; (h) the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for Teradata; (i) the Option grant and your participation in the Plan will not be interpreted to form an employment contract or relationship with Teradata; (j) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (k) if the underlying Shares do not increase in value, the Option will have no value; (l) if you exercise your Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the exercise price; (m) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your employment by Teradata (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Teradata from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; (n) in the event of involuntary termination of your employment (whether or not in

Exhibit 10.10.24

breach of local labor laws), your right to receive Options and vest in Options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include any period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to exercise the Option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Option grant; (o) Teradata is not providing any tax, legal or financial advice, nor is Teradata making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares; and (p) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
18.You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer and Teradata for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Teradata and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in Teradata, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to any third parties assisting Teradata with the implementation, administration and management of the Plan. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize Teradata and the recipients which may assist Teradata (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that refusing or withdrawing your consents herein may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

19.You understand and agree that you are responsible at all times for understanding and following Teradata’s policies with respect to insider trading, as well as any insider trading restrictions imposed by local law.

20.The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid, in whole or in part, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.

21.The terms of this Option as evidenced by this Agreement may be amended by the Teradata Board of Directors or the Committee at any time.

22. This Option and the number and kind of Shares covered by this Agreement shall be subject to adjustment as provided in Section 15 of the Plan.

Exhibit 10.10.24

23.In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.
24.The Option and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, U.S.A., without reference to principles of conflicts of law, as provided in the Plan.

For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Ohio and agree that such litigation shall be conducted only in the courts of Montgomery County, Ohio or the federal courts for the United States for the Southern District of Ohio, and no other courts, where this grant of Options is made and/or to be performed.

25.Teradata may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Teradata or a third party designated by Teradata.

26.If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

27.Notwithstanding any provision herein, your participation in the Plan shall be subject to any special terms and conditions as set forth in any appendix for your country (the “Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent Teradata determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

28.Teradata reserves the right to impose other requirements on your participation in the Plan, on the Options and any Shares acquired under the Plan, to the extent Teradata determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
29. By accepting any benefit under this Agreement, you and each person claiming under or through you shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of this Agreement and the Plan and any action taken under this Agreement or the Plan by the Committee, the Board of Directors or Teradata, in any case in accordance with the terms and conditions of this Agreement.

30.By accepting this award, you acknowledge and agree that, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Option Shares pursuant to the terms of the Teradata Corporation Compensation Recovery Policy (or a successor policy), as the same may be amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.